EXHIBIT 5.1

                       [Letterhead of Herbert M. Jacobi]

                                            July 30, 1998

James Tilton, President
Bria Communications Corporation
8 West 38th Street, 9th Floor
New York,  New York 10018

Gentlemen:

      I am securities counsel for Bria Communications Corporation ("Bria"). You have asked me to render this opinion to Bria.

      You have advised that:

      1. Bria is current in its reporting responsibilities to the Securities and Exchange Commission as mandated by the Securities Exchange Act of 1934, as amended;

      2. Jane Zheng is the Secretary and director of Bria.

      3. In order to induce Jane Zheng to continue to act as a director and officer, Bria has agreed to issue its securities to Jane Zheng.

      4. The shares to be issued to Jane Zheng are pursuant to corporate resolution and the approval of the Board of Directors and the shares to be issued to Jane Zheng are to be registered pursuant to a Registration Statement on Form S-8.

      I have read such documents as have been made available to me. For purposes of this opinion, I have assumed the authenticity of such documents.

      Based on the accuracy of the information supplied to me, it is my opinion that Bria may avail itself of a Registration Statement on Form S-8 and is qualified to do so, and further, it is my opinion that Jane Zheng, is a proper person qualified to receive shares which are registered in a Registration Statement on Form S-8.

      I consent to the use of my name in the Registration Statement filed on Form S-8.

                                                     Very truly yours,

                                                     /s/ Herbert M. Jacobi
                                                     ---------------------------
                                                     Herbert M. Jacobi